Exhibit 99.1

EMBARGOED – NOT FOR PUBLICATION BEFORE 13:00HRS (PDT) ON TUESDAY OCTOBER 26, 2004

Bookham Announces First Quarter Results

SAN JOSE, California - October 26, 2004: Bookham, Inc. (NASDAQ: BKHM), a leading provider of optical components, modules and subsystems used in various applications and industries, including telecommunications, today reported results for its first quarter of fiscal year 2005, ended October 2, 2004.

Net revenue for the first quarter was $43.6 million, an increase of 12.3%, compared to net revenue of $38.8 million for the quarter ended July 3, 2004.  Excluding the revenues from JCA Technology, Inc (which amounted to $1.7 million in the quarter ended July 3, 2004 and $0.1 million in the quarter ended October 2, 2004), which was sold on July 21, 2004, revenues increased sequentially by 17.3%.  Net revenues for the first quarter increased by $5.8 million from $37.8 million in the comparable quarter ended September 30, 2003.

Gross margin improved to negative 5% in the first quarter, compared with negative 10% in the preceding quarter.

The Company reported a net loss of $37.1 million, or $1.13 per share, for the quarter ended October 2, 2004, as compared to a net loss of $35.9 million, or $1.17 per share for the quarter ended July 3, 2004, and a net loss of $47.2 million, or $2.27 per share for the quarter ended September 28, 2003.

On a non-GAAP basis, the Company reported a reduced net loss of $31.5 million ($0.96 per share), for the quarter ended October 2, 2004, compared to a net loss of $36.1 million, ($1.18 per share), for the quarter ended July 3, 2004.  Non-GAAP figures exclude certain non-recurring items which in the quarter to October 2, 2004 amounted to $5.6 million including restructuring charges of $4.3 million, costs to change to company’s domicile of $2.4 million partially offset by a credit of $1.1 million related to a pension provision, and in the quarter to July 3, 2004 amounted to a credit of $0.2 million relating to restructuring activities.

The Company held $83.4 million in cash and cash equivalents and short term investments and long term restricted cash at October 2, 2004.  On a non-GAAP basis operating cash burn declined by 19% sequentially to $24.3 million for the quarter ended October 2, 2004, in line with management expectations.  The Company defines operating cash burn as EBITDA excluding restructuring and other one-time charges which has been calculated as an operating loss of $32.3 million (before restructuring and other one-time charges) less depreciation and amortization charges of $8.0 million in the quarter ended October 2, 2004.

Giorgio Anania, Chief Executive Officer of Bookham, commented: “This has been a quarter of intense activity where we have managed to make noticeable improvements in practically all business indicators.  Financially, revenues were up, and both gross margins and operating cash burn improved.  On the customer front, revenues at Nortel rebounded to previous March quarter levels and we began to receive revenues from new tier-1 customers.  Several new products are experiencing substantial increases in demand. And finally, our cost-reduction plans announced last quarter are fully on track, and our low-cost manufacturing in China has produced the first significant volume shipments.  We still need to make significant progress but this quarter has brought us a big step forward and we expect continued improvement in the coming quarter.”

Outlook

The Company anticipates revenue for the second quarter ending December 31, 2004, to increase to be in the range of $45 million to $48 million.  Gross margin is expected to improve to be in the range of positive 3% to negative 2%.  The Company anticipates that its operating cash burn for the quarter ending December 31, 2004 will be between $19 million to $22 million, reflecting the actions taken to reduce costs and expenses going forward.

The Company will host a conference call today, October 26, 2004 13:30 (Pacific Daylight Time).  Dial in numbers are as follows:

US participants	+1 617 614 5908
(access code: 76367186)

UK/European participants	+44 (0) 207 365 8426
(access code: 76367186)

The call can also be accessed via a live webcast, which will also be archived for replay on the Company’s website at www.bookham.com via the Investor Relations home page.

A replay of the conference call will be available approximately 2 hours after the call ends for 10 days, by dialling +1 617 801 6888, access code: 88797895

Bookham, Inc. Contacts:

Steve Abely, Chief Financial Officer

+1 408 919 1500

Joanne Bradbeer, Communications Executive - +44 (0) 1327 356242

Bookham, Inc. (NASDAQ: BKHM) is a global leader in the design, manufacture and marketing of optical components, modules and subsystems.  The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military.  Since 2002, the Company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The Company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, France, Italy, and China; and employs approximately 2000 people worldwide.

More information on Bookham, Inc. is available at www.bookham.com
Bookham is a registered trademark of Bookham Technology plc.

Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, and other factors described in Bookham’s Transition Report on Form 10-K/A for the transition period from January 1, 2004 to July 3, 2004.  The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments will cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.

Non-GAAP Financial Measures

The Company provides non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures are intended to supplement the users’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results surrounding one-time items provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance. These items typically include costs relating to specific restructuring programs the Company undertakes to deliver longer term cost  efficiencies to the operations and costs relating to specific major projects which are non-operational, for example, the change in the domicile of the Company from the UK to the US.  However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results. A detailed reconciliation of the GAAP results to the non-GAAP results is provided in the “Non-GAAP Condensed Consolidated Statement of Operations” schedules below.

BOOKHAM, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended
	Oct 2, 2004	July 3, 2004	Sept 28, 2003
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$43,564	$38,797	$37,822
Cost of net revenues	45,662	42,655	38,408

Gross loss	(2,098)	(3,858)	(586)

Operating expenses:
Research and development	12,377	14,436	11,703
Selling, general and administrative	17,442	16,135	8,566
Amortization of intangible assets	2,626	2,936	1,283
In-process research and development	—	224	—
Restructuring charges	4,313	(664)	23,917
Stock-based compensation	123	104	—

Total costs and expenses	36,881	33,171	45,469

Operating loss	(38,979)	(37,029)	(46,055)

Other income/(expense), net	1,904	923	(1,058)

Loss before income taxes	(37,075)	(36,106)	(47,113)
Income tax credit/(expense)	(16)	209	(39)

Net loss	$(37,091)	$(35,897)	$(47,152)

Net loss per share (basic and diluted)	$(1.13)	$(1.17)	$(2.27)

Weighted average shares of common stock outstanding	32,867	30,585	20,790

BOOKHAM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	Oct 2, 2004	July 3, 2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents and short term investments	$78,937	$116,667
Accounts receivable (net of allowances of $726 and $1,260 at October 2, 2004 and at July 3, 2004 respectively)	14,576	13,565
Amounts due from related parties	13,796	15,954
Inventories (net of provision of $12,803 and $16,424, at October 2, 2004 and at July 3, 2004, respectively)	47,969	48,339
Prepaid expenses and other current assets	13,144	17,887
Assets held for resale	13,824	13,908
Total current assets	182,246	226,320

Long-term restricted cash	4,434	4,434
Goodwill and intangible assets, net	154,971	163,802
Property and equipment, net	71,834	72,369
Long-term investments	1,007	1,100
Total assets	$414,492	$468,025

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,692	$28,765
Amounts owed to related parties	—	628
Short-term capital lease obligations	30	5,131
Accrued expenses and other liabilities	33,275	38,351
Current portion of loans due	53	53
Total current liabilities	60,050	72,928

Non-current portion of loans due	390	400
Non-current portion of loans due to related party	50,000	50,000
Long-term capital lease obligation, net of current portion	4	—
Other long-term liabilities	11,882	14,107
Total liabilities	122,326	137,435

Stockholders’ equity:
Common stock:
$ 0.01 par value; 175,000,000 authorized; 33,516,769 and 32,612,555, issued and outstanding at October 2, 2004 and July 3, 2004, respectively	$335	$1,772
Additional paid-in capital	917,855	916,193
Deferred compensation	(1,197)	(1,354)
Accumulated other comprehensive income	31,320	33,035
Accumulated deficit	(656,147)	(619,056)

Total stockholders’ equity	292,166	330,590

Total liabilities and stockholders’ equity	$414,492	$468,025

NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

(unaudited)

	Three months ended Oct 2, 2004
	GAAP	One-time items		Non- GAAP

Net revenues	$43,564	$0		$43,564
Cost of net revenues	45,662	—		45,662

Gross loss	(2,098)	—		(2,098)

Operating expenses:
Research and development	12,377	12,377
Selling, general and administrative	17,442	(2,351	)(1)	15,091

Amortization of intangible assets	2,626	—		2,626

Restructuring charges	4,313	(4,313	)(2)	—
Stock-based compensation	123	—		123

Total costs and expenses	36,881	(6,664)		30,217

Operating loss	(38,979)	6,664		(32,315)

Other income/(expense), net	1,904	(1,106	)(3)	798

Loss before income taxes	(37,075)	5,558		(31,517)
Income tax/payable	(16)	—		(16)

Net loss	$(37,091)	$5,558		$(31,533)
Loss per share	($1.13)	$0.17		($0.96)

(1)          Costs incurred in the company’s change in domicile to the US, including delisting from the London Stock Exchange and re-listing on NASDAQ.

(2)          Costs in connection with the company’s restructuring of the Paignton facility, reducing the work force and transferring certain operations to Shenzhen, China.

(3)          Provision release following the termination of the Swiss pension plan, as previously announced.

Basis of preparation

The first quarter fiscal year 2005 results have been prepared on the basis of the accounting policies set out in Bookham’s Transition Report on Form 10-K/A for the transition period from January 1, 2004 to July 3, 2004, which is on file with the US Securities and Exchange Commission, consisting only of normal recurring adjustments necessary for a fair presentation of Bookham’s results and financial position as of and for those periods.

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